Exhibit 99.1

Seaport Therapeutics Reports Third Quarter 2026 Financial Results and Highlights Recent Corporate and Clinical Progress

Announced positive topline data from Phase 1 driving simulation trial of GlyphAlloTM, showing that GlyphAllo did not impair next-morning driving performance compared to placebo

Dosed first patient in Phase 2a trial of GlyphAgoTM in patients with generalized anxiety disorder (GAD) and sleep disturbance; Company expects to initiate Phase 2/3 trial of GlyphAgo in patients with GAD in 1H 2027

Enrollment in Phase 2b BUOY-1 trial of GlyphAllo in major depressive disorder (MDD) is on track with topline data expected in 1H 2027

Cash, cash equivalents, and investments of $403.8 million as of September 30, 2026, expected to fund operations into 2029 through three mid-to-late-stage data readouts

BOSTON, November 2, 2026 -- Seaport Therapeutics, Inc., (Nasdaq: SPTX) (“Seaport” or the “Company”), a clinical-stage therapeutics company that is inventing and developing novel neuropsychiatric medicines, today announced financial results for the third quarter of 2026 and highlighted recent corporate and clinical progress.

“Over the last few months, Seaport met two key clinical milestones – we dosed the first patient in the Phase 2a proof-of-pharmacology trial of GlyphAgo in patients with GAD and sleep disturbance, and demonstrated that GlyphAllo did not impair next-morning driving performance in a Phase 1 driving trial,” said Daphne Zohar, Co-Founder and Chief Executive Officer at Seaport Therapeutics. “With GlyphAllo and GlyphAgo, Seaport is now advancing two Phase 2 programs, and we look forward to progressing these programs through a steady cadence of potential value-creating milestones. In this context, our team remains focused on the rigorous execution of the ongoing, potentially registration-enabling Phase 2b BUOY-1 trial of GlyphAllo in MDD. Enrollment in BUOY-1 is on track, with topline data expected in the first half of next year. As we approach the topline readout of BUOY-1, we also continue to explore potential indication expansion opportunities for the GlyphAllo program, including in generalized anxiety disorder.

“In parallel, we are preparing to initiate the Phase 2/3, potentially registration-enabling trial of GlyphAgo in GAD in the first half of next year, and we expect topline data from both Phase 2 trials of GlyphAgo in 2028 – with data from the Phase 2a trial expected in early 2028, and data from the Phase 2/3 trial expected by year-end 2028.

“Seaport is well-capitalized, with cash runway through all three of our upcoming mid-to-late-stage clinical data readouts. There are a billion people living with mental illness – waiting and hoping for better medicines. We are committed to our mission to bring better days to patients and their families.”

Recent Business Updates and Anticipated Milestones

GlyphAllo (SPT-300 or Glyph Allopregnanolone) Program for Patients with Major Depressive Disorder (MDD)

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Announced Positive Topline Data from Phase 1 Driving Simulation Trial in Healthy Volunteers (September). This randomized, double-blind, placebo-controlled Phase 1 trial evaluated the impact of multiple dose levels of GlyphAllo on simulated driving performance in healthy volunteers. The trial met its primary endpoint, showing that evening dosing of GlyphAllo at 375 mg did not impair next-morning driving performance compared to placebo on Day 5, following multiple-day dosing. The key secondary endpoint was also met, showing a single evening dose of 250 mg GlyphAllo did not impair next-morning driving performance compared to placebo on Day 2. GlyphAllo was well-tolerated, with no serious adverse events reported. Seaport plans to submit the results to the U.S. Food and Drug Administration as part of the ongoing development program for GlyphAllo.

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Enrollment on Track in Phase 2b BUOY-1 Trial in MDD. Seaport is actively enrolling patients in BUOY-1, a two-arm, global, randomized, double-blind, placebo-controlled, potentially registration-enabling Phase 2b trial investigating the safety and efficacy of GlyphAllo in patients with MDD with or without anxious distress. Topline data from the BUOY-1 trial are expected in the first half of 2027.

GlyphAgo (SPT-320 or Glyph Agomelatine) Program for Patients with Generalized Anxiety Disorder (GAD)

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Dosed First Patient in Phase 2a Proof-of-Pharmacology Trial (October). This randomized, double-blind trial of two dose levels of GlyphAgo (16 mg/day, containing approximately 5 mg agomelatine; 32 mg/day, containing approximately 10 mg agomelatine) is designed to establish proof-of-pharmacology by evaluating the effects of GlyphAgo on sleep, assessed by patient-reported sleep outcomes, including the Insomnia Severity Index (ISI), and EEG-based measures of sleep architecture. Additional endpoints include anxiety severity as measured by the Hamilton Anxiety Scale (HAM-A), overall illness severity (Clinical Global Impression-Severity (CGI-S)) and safety, tolerability, and pharmacokinetics. Topline data from this trial are expected in early 2028.

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Company Plans to Initiate a Phase 2/3 Trial in the First Half of 2027. This global, randomized, double-blind, placebo-controlled, potentially registration-enabling trial is designed to evaluate the efficacy and safety of GlyphAgo in patients with GAD. Topline data from this trial are expected by year-end 2028.

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Presented Additional Pharmacokinetic Data from Phase 1 Trial at 39th European College of Neuropsychopharmacology (ECNP) Congress (October). First scientific presentation of detailed pharmacokinetic (PK) data from this trial demonstrates dose-dependent increases in agomelatine exposure, no food effect, and no accumulation of exposure over seven days of dosing. These data reinforce previously reported topline results demonstrating that GlyphAgo achieved a statistically significant 6.8-fold increase in agomelatine bioavailability and substantially lower (10-fold) PK variability compared to unmodified agomelatine.

Preclinical and Discovery Programs

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Glyph2BLSD (SPT-348 or Glyph 2-bromo-LSD) Program on Track. Seaport is developing Glyph2BLSD for neuropsychiatric and headache disorders with significant unmet need. Glyph2BLSD is a non-hallucinogenic neuroplastogen designed to harness the pharmacology of a psychedelic without the hallucination, or “trip.” Completion of first-in-human-enabling studies is expected by year-end 2027.

Third Quarter 2026 Financial Results

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Cash Position: Cash, cash equivalents, and investments totaled $403.8 million as of September 30, 2026. Seaport expects its cash, cash equivalents, and investments to support its current operating plans into 2029.

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R&D Expenses: Research and development (R&D) expenses were $23.9 million for the quarter ended September 30, 2026, as compared with $20.5 million for the quarter ended September 30, 2025. The increase in R&D expenses of $3.4 million was primarily due to increases in clinical development expenses related to the advancement of the Phase 2b BUOY-1 trial of GlyphAllo.

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G&A Expenses: General and administrative (G&A) expenses were $6.5 million for the quarter ended September 30, 2026, as compared with $5.0 million for the quarter ended September 30, 2025. The increase in G&A expenses of $1.5 million was primarily due to increased costs related to operating as a public company.

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Net Loss: Net loss was $26.4 million for the third quarter of 2026, as compared to a net loss of $22.5 million for the third quarter of 2025.

About Seaport Therapeutics

Seaport Therapeutics (Nasdaq: SPTX) is a clinical-stage therapeutics company focused on inventing and developing new medicines for patients with depression, anxiety, and other debilitating neuropsychiatric disorders. Through its differentiated approach, the Company identifies clinically validated mechanisms with established efficacy and safety which had historically been limited by high first-pass metabolism, low bioavailability, and/or side effects. Seaport applies its proprietary GlyphTMplatform to overcome those limitations and invent innovative oral therapies. With an experienced team of industry leaders, Seaport has a proven track record in neuropsychiatry drug discovery and development and delivering successful business outcomes. Seaport aims to develop novel, leading treatment options that will make a significant impact for patients and their families. For more information, please visit www.seaporttx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, express or implied statements regarding: the potential of the GlyphTM platform to enhance oral bioavailability, bypass first-pass metabolism, and reduce hepatotoxicity; our product candidates, including the progress, enrollment, and anticipated timing of topline data from the GlyphAllo Phase 2b BUOY-1 trial in 1H 2027; the interpretation and clinical regulatory implications of the previously reported topline results from the Phase 1 driving simulation trial of GlyphAllo in healthy volunteers, which we have submitted to the U.S. Food and Drug Administration (“FDA”), including the FDA’s review of those results; the progress and enrollment of the Phase 2a GlyphAgo trial and the anticipated timing of topline data in early 2028; the planned initiation of the GlyphAgo Phase 2/3 trial in the first half of 2027 and the anticipated timing of topline data by the end of 2028; the timing, progress, and results of our research and development programs, preclinical studies, and future clinical trials, including the completion of first-in-human-enabling activities for Glyph2BLSD and the completion of first-in-human-enabling studies by year-end 2027; and our expectations regarding uses of capital, expenses and financial results, including the expected cash runway and financial performance.

Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect Seaport’s business, operating results, financial condition, and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: risks relating to the Company’s research and development activities, including with respect to the GlyphAllo Phase 2b BUOY-1 trial and the GlyphAgo Phase 2a and planned Phase 2/3 trials; risks that result from earlier trials, including Phase 1 trials, or from third-party trials may not be predictive of future results, including with respect to liver safety; risks that interim results are not predictive of final results in a clinical trial; Seaport’s ability to execute on its strategy including obtaining the requisite regulatory approvals on the expected timeline, if at all; uncertainties relating to preclinical and clinical development activities; the Company’s dependence on third parties to conduct clinical trials, manufacture its product candidates and develop and commercialize its product candidates, if approved; Seaport’s ability to attract, integrate, and retain key personnel; risks related to the Company’s financial condition, including Seaport’s limited operating history and history of significant losses, the Company’s need for substantial additional funding and its ability to raise capital when needed, on acceptable terms, or at all, to complete development activities and commercialize Seaport’s product candidates, if approved; risks related to regulatory developments and approval processes of the FDA and comparable foreign regulatory authorities; risks related to establishing and maintaining Seaport’s intellectual property protections; and risks related to the competitive landscape for Seaport’s product candidates, as well as other risks described in “Risk Factors,” in Seaport’s Quarterly Report on Form 10-Q for the three months ended September 30, 2026 filed with the Securities and Exchange Commission (“SEC”), as well as subsequent filings with the SEC. Seaport expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law, and claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Seaport uses and intends to continue to use its Investor Relations website as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s Investor Relations website, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations, and webcasts.

Seaport Therapeutics, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development (including non-cash stock-based compensation expense of $1.0 million and $0.6 million for the three months ended September 30, 2026 and 2025, respectively and $2.7 million and $1.7 million for the nine months ended September 30, 2026 and 2025, respectively)	$23,891	$20,453	$69,939	$44,395
General and administrative (including non-cash stock-based compensation expense of $1.5 million and $1.2 million for the three months ended September 30, 2026 and 2025, respectively and $39.1 million and $3.5 million for the nine months ended September 30, 2026 and 2025, respectively)	6,454	4,988	53,756	15,700
Total operating expenses	30,345	25,441	123,695	60,095
Loss from operations	(30,345)	(25,441)	(123,695)	(60,095)
Total other income (expense), net	4,078	2,992	10,191	9,609
Loss before income taxes	(26,267)	(22,449)	(113,504)	(50,486)
Income tax provision	127	95	898	260
Net loss	$(26,394)	$(22,544)	$(114,402)	$(50,746)

Net loss per share, basic and diluted	$(0.49)	$(9.43)	$(3.72)	$(21.53)
Weighted-average common shares outstanding, basic and diluted	53,530,550	2,389,888	30,714,936	2,357,222

Seaport Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(In thousands) (Unaudited)

	September 30,	December 31,
	2026	2025
Cash, cash equivalents and investments	$403,799	$233,653
Working capital	$281,956	$210,448
Total assets	$417,624	$249,009
Total stockholders' equity (deficit)	$397,455	$(92,545)

Seaport Therapeutics

Media Contact:

Shannon Costello
Vice President, Communications
publicrelations@seaporttx.com

Investor Contact:
Adam Bero, Ph.D.
Vice President, Head of Investor Relations
ir@seaporttx.com